First Internet Bancorp Reports First Quarter 2014 Financial Results:

Continues Solid Loan Growth, Asset Quality, and Interest Income

INDIANAPOLIS, IN, April 24, 2014 – First Internet Bancorp (NASDAQ: INBK), parent company of First Internet Bank of Indiana (www.firstib.com), a premier nationwide provider of online retail banking services and commercial banking services, today announced unaudited financial results for the three months ended March 31, 2014.

David Becker, Chairman and CEO, commented: “First Internet Bancorp is off to a strong start in 2014, with net loans receivable increasing 49% over March 31, 2013. Despite increased competition in the marketplace, we have been highly successful in winning new commercial loan relationships which continue to drive increased interest income. With the cooperation of the current economic conditions, we anticipate continued growth in top line revenue, total assets, and core earnings throughout the remainder of 2014.”

Overview for the Three Months ended March 31, 2014:

•	Net interest income increased 25% to $4.87 million compared to $3.89 million for the prior year period.

•	Net income was $600,000, or $0.13 per diluted share, compared with $1.49 million, or $0.52 per diluted share, for the prior year period. The decline in net income was primarily due to a 70% decrease in mortgage banking income, reflecting the nationwide slowdown of residential mortgage refinancing activity that began in the second half of 2013. Per share net income was also impacted by the 1.62 million increase in outstanding common shares (diluted) following the Company’s fourth quarter 2013 public offering.

•	Total assets increased 30% to $848.12 million at March 31, 2014 compared with $650.84 million at March 31, 2013.

•	Net loans receivable were up 49% from the year ago period, to $526.86 million at March 31, 2014 compared with $352.62 million at March 31, 2013.

•	Total commercial loans increased 111% to $230.17 million at March 31, 2014 compared with $109.09 million at March 31, 2013. Commercial Real Estate loans increased 87% and Commercial and Industrial loans increased 221% compared with March 31, 2013.

•	Nonperforming assets to total assets declined to 0.81% at March 31, 2014 compared with 1.57% at March 31, 2013. The allowance for loan and lease losses to total nonperforming loans increased to 398.52%, up from 152.39% in the prior year period.

•	Total deposits increased 33% to $727.65 million at March 31, 2014 compared with $546.67 million at March 31, 2013.

Becker stated: “Continued growth and diversification of our loan and deposit portfolios will be the fundamental drivers of our long-term success. Our loan portfolio is diversified by both lending category and by geography. We have expanded our commercial lending capabilities in the Midwest and Southwest and believe this broad-reaching strategy increases shareholder value while mitigating risk. Credit quality metrics continue to be strong as we maintain our credit standards while growing our loan portfolio.

“We have also worked to protect shareholder value by addressing interest rate risk. We have maintained a growing and solid base of variable rate loans. We have complemented that initiative by taking actions in our securities portfolio to reduce exposure to longer term investments.”

First Quarter Income Statement Highlights

For the quarter ended March 31, 2014, net interest income was $4.87 million, up 25% from $3.89 million for the quarter ended March 31, 2013. The increase reflected greater revenue from commercial and residential mortgage loans as well as a 12% decrease in interest expense. The Company’s cost of funds declined to 1.22% for the period ending March 31, 2014 from 1.39% in the period ending March 31, 2013 as longer-term maturing CDs were replaced at lower rates. The Company’s net interest margin was 2.51% in the first quarter 2014 compared to 2.60% in the first quarter 2013. During the quarter, the timing of loans funded and the repositioning of the securities portfolio to address interest rate risk left above-average cash on the balance sheet, which had a negative impact on net interest margin. The Company’s initiatives to expand the net interest margin are expected to have a positive impact in future periods.

Noninterest income for the quarter was $1.51 million compared with $2.97 million in the prior year period. Noninterest income included a $359,000 gain on the sale of securities – a move which reduced interest rate risk in the securities portfolio – that partially offset a $2.11 million year-over-year decline in income from mortgage banking activities. The Company continued to expand its residential purchase mortgage banking activities by reallocating resources which were directly related to the residential mortgage refinancing operation.

Total noninterest expense in first quarter 2014 was $5.44 million compared with $4.55 million in first quarter 2013. The increase in noninterest expense reflected the Company’s continued investment in strategic initiatives and hiring of revenue-producing lending teams in key markets. In the past year, the Company added experienced talent in commercial banking and lending and launched loan production offices to support its asset-generating efforts. Noninterest expense as a percentage of average assets was down 23 basis points, from 2.92% in first quarter 2013 to 2.69% in first quarter 2014.

Balance Sheet, Deposit Growth, Loan Portfolio and Asset Quality Highlights

Total assets at March 31, 2014 were $848.12 million compared with $650.84 million at March 31, 2013. The balance sheet reflected a 33% increase in total deposits at the end of the first quarter 2014 to $727.65 million compared with $546.67 million one year ago.

Total net loans receivable increased 49% to $526.86 million at March 31, 2014 compared with $352.62 million at March 31, 2013. Total commercial loans were $230.17 million at March 31, 2014 compared with $109.09 million at March 31, 2013, reflecting growth in both Commercial Real Estate and Commercial and Industrial lending. Commercial Real Estate loans totaled $166.80 million at the end of the first quarter in 2014, up 87% compared with $89.35 million at March 31, 2013. Commercial and Industrial loans rose to $63.37 million at quarter end 2014 compared with $19.74 million at March 31, 2013. Commercial loans comprised 44% of the loan portfolio excluding mortgages held for sale at March 31, 2014 compared with 31% at March 31, 2013.

Residential real estate loans retained by the Bank were $192.73 million at March 31, 2014, representing 37% of the loan portfolio excluding mortgages held for sale, compared with $124.29 million at the end of the prior year period.

Asset and loan quality remained strong. Nonperforming assets as a percentage of total assets decreased to 0.81% at March 31, 2014 from 1.57% at March 31, 2013. Nonperforming loans to total loans receivable was 0.26% at March 31, 2014 compared with 1.06% at March 31, 2013. The allowance for loan loss to total nonperforming loans was 398.52% and the allowance for loan loss to total loans receivable was 1.02% at March 31, 2014.

Capital Position

The Company and the Bank continued to exceed minimum regulatory capital requirements with a Tier 1 leverage ratio of 10.88% at the holding company and 9.00% at the bank.

Outlook

Becker concluded: “Our strategic initiatives in diversifying our revenue streams and asset-generating capabilities are driving increasingly visible returns for our shareholders, and we expect to build on this momentum. With a healthy commercial loan pipeline and our commitment to a strong credit culture, we will continue to grow the First Internet Bank franchise to be a leader in web-based retail banking and commercial banking. We are dedicated to building the Company’s value for our shareholders.”

About First Internet Bancorp
First Internet Bancorp (NASDAQ: INBK) became the parent company of First Internet Bank of Indiana in 2006.

About First Internet Bank
First Internet Bank of Indiana opened for business in 1999 as the first state-chartered, FDIC-insured institution to operate solely via the Internet and has customers in all 50 states. Deposit services include checking accounts, regular and money market savings accounts with industry-leading interest rates, CDs and IRAs. First Internet Bank also offers consumer loans, conforming mortgages, jumbo mortgages, home equity loans and lines of credit, commercial real estate loans, commercial and industrial loans, and asset-based lending. In the past year, First Internet Bank was named one of the Best Banks to Work For by American Banker Magazine and the top Online Originator by Mortgage Technology. For more information about the Bank, please visit www.firstib.com. The Bank is a wholly owned subsidiary of First Internet Bancorp.

Safe Harbor Statement

This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the Company.  Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements.  Factors that may cause such differences include: failures of or interruptions in the communications and information systems on which we rely to conduct our business; our plans to grow our commercial real estate and commercial and industrial loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the SEC.  All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Financial Tables Follow

First Internet Bancorp

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	March 31,	March 31,
	2014	2013

Assets
Cash and due from banks	$2,762	$1,427
Interest-bearing demand deposits	54,698	32,979
Total cash and cash equivalents	57,460	34,406
Interest-bearing time deposits	2,500	1,500
Securities available for sale - at fair value	204,869	164,275
Loans held for sale	17,273	61,596
Loans receivable - net of allowance for loan losses	526,861	352,616
Accrued interest receivable	2,662	2,137
Federal Home Loan Bank of Indianapolis stock	2,943	2,943
Cash surrender value of bank-owned life insurance	12,031	11,636
Premises and equipment, net	6,836	4,848
Goodwill	4,687	4,687
Other real estate owned	4,651	4,208
Accrued income and other assets	5,346	5,984
Total assets	$848,119	$650,836
Liabilities and Shareholders’ Equity
Liabilities
Non-interest bearing deposits	$17,047	$16,046
Interest-bearing deposits	710,605	530,621
Total deposits	727,652	546,667
Advances from Federal Home Loan Bank	21,819	25,713
Subordinated debt	2,809	-
Accrued interest payable	83	91
Accrued expenses and other liabilities	4,112	15,722
Total liabilities	756,475	588,193
Shareholders' Equity
Voting common stock	71,378	41,537
Retained earnings	22,233	19,399
Accumulated other comprehensive income (loss)	(1,967)	1,707
Total shareholders’ equity	91,644	62,643
Total liabilities and shareholders’ equity	$848,119	$650,836

First Internet Bancorp

Condensed Consolidated Statements of Income (Unaudited)

(in thousands except share data)

	Three Months Ended
	March 31,	March 31,
	2014	2013
Interest Income
Loans	$6,129	$5,042
Securities – taxable	846	484
Securities – non-taxable	58	303
Total interest income	7,033	5,829
Interest Expense
Deposits	1,860	1,628
Other borrowed funds	307	308
Total interest expense	2,167	1,936
Net Interest Income	4,866	3,893
Provision for Loan Losses	147	134
Net Interest Income After Provision for Loan Losses	4,719	3,759
Noninterest Income
Service charges and fees	167	159
Mortgage banking activities	900	3,011
Other-than-temporary impairment loss	-	(34)
Gain (loss) on sale of securities	359	(185)
Loss on asset disposals	(13)	(79)
Other	98	99
Total noninterest income	1,511	2,971
Noninterest Expense
Salaries and employee benefits	3,055	2,379
Marketing, advertising and promotion	382	372
Consulting and professional services	458	653
Data processing	237	214
Loan expenses	114	80
Premises and equipment	602	302
Deposit insurance premium	144	112
Other	446	435
Total noninterest expense	5,438	4,547
Income Before Income Taxes	792	2,183
Income Tax Provision	192	695
Net Income	$600	$1,488
Income Per Share of Common Stock
Basic	$0.13	$0.52
Diluted	$0.13	$0.52
Weighted-Average Number of Common Shares Outstanding
Basic	4,494,670	2,886,222
Diluted	4,501,705	2,886,222

For Further Information Contact:

First Internet Bancorp

Paula Deemer

(317) 428-4628

investors@firstib.com

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